Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 1st day of December 2011, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Anne Marie Cook (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any accrued but unused vacation time through the Date of Termination.

(b) “Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Confidentiality Agreement” shall mean the Company’s Confidentiality, Assignment and Noncompetition Agreement attached hereto as Exhibit A.

(e) “Cause” shall mean (i) Employee’s failure (except where due to a Disability), neglect, or refusal to perform in any material respect Employee’s duties and responsibilities, (ii) any act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect, (iii) Employee’s conviction of, or plea of guilty or no contest to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company, (iv) the commission by Employee of an act of fraud or embezzlement against the Company, or any other act that creates or reasonably could create negative or adverse publicity for the Company; (v) any violation by Employee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, (vi) Employee’s violation of federal or state securities laws, or (vii) Employee’s breach of this Agreement or breach of the Confidentiality Agreement.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g) “Date of Termination” shall mean the date on which Employee’s employment terminates.

(h) “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(i) “Effective Date” shall mean December 1, 2011.

(j) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s duties, or responsibilities, (ii) a material reduction in Base Salary as set forth in Section 4(a) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Employee’s principal place of employment more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(k) “Release of Claims” shall mean a separation agreement in a form acceptable to the Company under which Employee releases the Company from any and all claims and causes of action and the execution of which is a condition precedent to Employee’s eligibility for Severance Benefits in the event his employment is terminated by the Company without Cause or by Employee for Good Reason, as described in Sections 7(d) and 7(e).

(l) “Severance Benefits” shall mean (i) continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, and (ii) subject to the Employee’s timely election of COBRA and copayment of premium amounts at the active employees’ rate, payment of the employer portion of the premiums for the Company’s group health and dental program for the Employee in order to allow him to continue to participate in the Company’s group health and dental program until the earlier of (Y) 12 months from the Date of Termination, and (Z) the date the Employee becomes re-employed and eligible for health and/or dental insurance; provided, however, that this subsection (ii) is to be modified, as required, and by mutual agreement of the parties, to comply with the non-discrimination rules and other provisions and requirements of the Patient Protection and Affordable Care Act.

(m) “Severance Term” shall mean the twelve (12) month period, which commences on the first pay day that is at least thirty-five (35) days from the Date of Termination following termination by the Company without Cause or by Employee for Good Reason.

Section 2. Acceptance and Term.

The Company agrees to employ Employee on an at-will basis, and Employee agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The term of employment (referred to herein as the “Term) shall commence on the Effective Date and shall continue until terminated by either party at any time, subject to the provisions herein.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as General Counsel of the Company (together with such other position or positions consistent with Employee’s title or as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by the Chief Executive Officer and/or the Board.

(b) Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder. Employee represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved. In the event that, during his employment by the Company, the Employee desires to engage in other outside professional activities, not included on such list, Employee will first seek written approval from the CEO or President and such approval shall not be unreasonably withheld.

Section 4. Compensation.

(a) Base Salary. In exchange for Employee’s satisfactory performance of his duties and responsibilities, Employee initially shall be paid a bi-weekly Base Salary of $11,154 ($290,000 on an annualized basis), payable in accordance with the regular payroll practices of the Company. All payments in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(b) Bonus. In addition to the Base Salary, Employee will be eligible for the following bonus compensation:

(i) Target Bonus: Employee will be eligible to earn an annual target bonus of up to 30% of his Base Salary (the “Target Bonus”), prorated in 2011 to reflect his start date. There is an overachievement component to this bonus target, as determined by the Board and Employee’s manager in their sole discretion. The actual amount of such bonus, if any, will be determined by the Board and Employee’s manager in their sole discretion, based upon Company performance, Employee’s achievement of a series of performance milestones, and any other factors that the Board, in its discretion, deem appropriate. Please note that Employee’s achievement of such milestones, as well as the amount of any bonus, shall be determined by the Board and Employee’s manager in their sole discretion. Typically, bonuses, if any, are paid out no later than March 15 of the year following the applicable bonus year. Please also note that Employee must be employed by Aegerion at the time of any such bonus payment in order to be eligible for any such payment.

(c) Signing Bonus. In addition to the above bonus, Employee will be eligible to receive a one-time cash sign-on bonus in the amount of $60,000, which will be paid out as soon as practical following the Effective Date. Employee must be employed by Aegerion at the time of the bonus payment in order to be eligible for any such payment. If, prior to the 12-month anniversary of the Effective Date, Employee resigns or Aegerion terminates Employee’s employment for Cause, then Employee agrees to repay to Aegerion the net amount of the signing bonus within 30 days of such termination of employment.

(d) Stock Options/Equity Grants. Subject to Board approval, the Company will offer to Employee the option (the “Option Award”) to purchase 115,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Option Award shall have an exercise price equal to the fair market value of the Common Stock on the date of grant (as determined by the Board or Compensation Committee thereof). The Option Award shall be subject to vesting and shall be issued pursuant to the terms of the Company’s 2010 Stock Option and Incentive Plan (or a successor plan, if any) and subject to the terms of a stock option agreement thereunder (collectively the “Equity Documents”). The vesting schedule for Employee’s Option Award will be the vesting schedules outlined in the Equity Documents (i.e., the option to purchase 115,000 shares will vest over four years in equal monthly installments commencing immediately upon the grant date). The full terms and conditions related to these option grants shall be set forth in the Equity Documents and to the extent that there is any inconsistency between this Agreement and the Equity Documents, the Equity Documents shall control.

Section 5. Employee Benefits.

During the Term, Employee shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). Employee also shall be eligible for the same number of holidays and vacation days as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 7. Termination of Employment.

(a) General. Employee’s employment with the Company shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death. The Company also may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event of Employee’s termination as a result of Employee’s death or Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled only to the Accrued Obligations, and Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(d) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given ten (10) days’ written notice by the Company of its intention to terminate him with Cause, such notice to state the act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Employee has fully cured such act or acts or failure or failures to act, to the Company’s complete satisfaction, that give rise to Cause during such period.

(ii) In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company with Cause shall be receipt of the Accrued Obligations.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and provided that he fully executes an effective Release of Claims as described in Section 7(g), Employee shall be eligible for:

(i) The Accrued Obligations;

(ii) The Severance Benefits; and

(iii) Acceleration of the vesting of 100% of Employee’s then outstanding unvested equity awards, such that all unvested equity awards vest and become fully exercisable or non-forfeitable as of the Date of Termination; provided that such termination without Cause and the Date of Termination occurs within eighteen (18) months after a Sale Event (the “Accelerated Equity Benefit”), in which case Employee shall have ninety (90) days from the Date of Termination to exercise the vested equity awards.

Notwithstanding the foregoing, the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement or the Release of Claims. Any such termination of payment or benefits shall have no effect on the Release of Claims or any of Employee’s post-employment obligations to the Company. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, and the Accrued Obligations.

In addition, the Severance Benefit set forth in Section 1(l)(i) shall be reduced dollar for dollar by any compensation Employee receives from another employer during the Severance Term. Employee agrees to give prompt notice of any employment during the Severance term and promptly shall respond to any reasonable inquiries concerning her professional activities. If the Company makes overpayments of Severance Benefits, Employee promptly shall return any such overpayments to the Company and/or hereby authorizes deductions from future Severance Benefit amounts. The foregoing shall not create any obligation on the Employee’s part to seek re-employment after the Date of Termination.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits (and, in the case of such a termination within eighteen (18) months after a Sale Event, the Accelerated Equity Benefit), subject to his execution of the Release of Claims, and the Accrued Obligations.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by Employee without Good Reason shall be receipt of the Accrued Obligations.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) in accordance with the time limits set forth therein. If Employee fails to execute the Release of Claims in such a timely manner, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the thirty-fifth (35th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirty-fifth (35th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

Section 8. Confidentiality Agreement; Cooperation.

(a) Confidentiality Agreement. As a condition of Employee’s employment with the Company under the terms of this Agreement, Employee shall execute and deliver to the Company the Confidentiality Agreement, in the form attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts. In addition, Employee represents and warrants that she shall be able to and will perform the duties of this position without utilizing any confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that she shall not (i) disclose any such information to Aegerion, or (ii) induce any Aegerion employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement or otherwise.

(b) Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee, provided, that the Employee will not have an obligation under this paragraph with respect to any claim in which the Employee has filed directly against the Company or related persons or entities. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim in which Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b).

Section 9. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of

Section 409A of the Code to such payments. The Company shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Section 10. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) If at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Employee’s separation from service, or (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with

Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 11. Successors and Assigns.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may be assigned by the Company without Employee’s prior consent.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

Section 12. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 14. Governing Law and Jurisdiction. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 15. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 16. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 17. Entire Agreement.

This Agreement, together with the Confidentiality Agreement attached hereto and the Equity Documents, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties (including any offer letter given to Employee) relating to the subject matter of this Agreement; provided however, that Employee remains subject to those conditions set forth in the offer letter regarding completion of an employment application and background and/or reference checks to the Company’s satisfaction, in addition to executing those forms necessary for the processing of such background check.

Section 18. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 19 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 19. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 20. Gender Neutral.

Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

/s/ Marc D. Beer
By: Title:

EMPLOYEE

/s/ Anne Marie Cook
Anne Marie Cook 78 Walnut St. Braintree MA 02184